As filed with the Securities and Exchange Commission on February 23, 2001
                                              REGISTRATION FORM NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                                   TCPI, INC.
             (Exact name of registrant as specified in its charter)

               FLORIDA                                          65-0308922
    (State or other jurisdiction                             (I.R.S. Employer
  of incorporation or organization)                       Identification Number)

                              3341 S.W. 15TH STREET
                          POMPANO BEACH, FLORIDA 33069

                                 (954) 979-0400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              JAY E. ECKHAUS, ESQ.
                                   TCPI, INC.
                              3341 S.W. 15TH STREET
                          POMPANO BEACH, FLORIDA 33069

                                 (954) 979-0400
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                           TEDDY D. KLINGHOFFER, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                           ONE SOUTHEAST THIRD AVENUE
                            MIAMI, FLORIDA 33131-1714
                                 (305) 374-5600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1)of this form, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-51690

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

================================= ==================== =========================== ======================== =======================

Title of each class of               Amount to be      Proposed maximum offering      Proposed maximum            Amount of
securities to be registered           registered           price per unit (1)        aggregate offering        registration fee
                                                                                          price(1)
--------------------------------- -------------------- --------------------------- ------------------------ -----------------------
Common Stock, par value $0.001
per share                               1,423,796              $0.051                    $72,613                  $18.15
================================= ==================== =========================== ======================== =======================

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and ask prices for the Common Stock as reported on The NASD O.T.C. Bulletin Board on February 21, 2001.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE PURSUANT TO GENERAL INSTRUCTION III OF FORM S-2

This registration statement is being filed with respect to the registration of additional shares of Common Stock (the "Common Stock") of TCPI, Inc. a Florida corporation (the "Company") pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act") and pursuant to General Instruction III of Form S-2. In accordance with Rule 462(b), this registration statement incorporates by reference the contents of the Company's registration statement on Form S-2 (Reg. No. 333-51690) filed with the Commission on December 12, 2000 and the Prospectus Supplements filed pursuant to Rule 424(b)(3) under the Securities Act filed with the Commission on January 9, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. EXHIBITS

Exhibit Number                      Exhibit Description
--------------                      -------------------

    5.1 Opinion of Akerman, Senterfitt & Eidson, P.A., regarding the validity of the common stock.

    23.1 Consent of Akerman, Senterfitt & Eidson, P.A. (Included in their opinion filed as Exhibit 5.1 hereto).

    23.2         Consent of Ernst & Young LLP.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, State of Florida, on the 23nd day of February, 2001.

                                   TCPI, INC.

                                   By:  /s/ Elliott Block
                                        ---------------------------------------
                                        Elliott Block, Ph.D.
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-2 has been signed by the following persons in the capacities and on the dates indicated.


Signature                              Title                                           Date
/s/ Elliott Block, Ph.D.               Chief Executive Officer, President and          February 23, 2001
-------------------------------        Director (Principal Executive Officer)
     Elliott Block, Ph.D.


/s/ Martin Gurkin, Ph.D.               Chairman of the Board                           February 23, 2001
-------------------------------
   Martin Gurkin, Ph.D.


/s/ Walter V. Usinowicz, Jr.           Vice President of Finance and Chief Financial   February 23, 2001
-------------------------------        Officer (Principal Financial Officer and
   Walter V. Usinowicz, Jr.            Principal Accounting Officer)


/s/ Clayton Rautbord                   Director                                        February 23, 2001
-------------------------------
    Clayton Rautbord


/s/ Noel Buterbaugh                    Director                                        February 23, 2001
-------------------------------
   Noel Buterbaugh


/s/ S. M. Reimer                       Director                                        February 23, 2001
-------------------------------
    S. M. Reimer, Ph.D.